Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304

November 18, 2016

BioPharmX Corporation

1098 Hamilton Court

Menlo Park, CA 94052

Re:                             Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for BioPharmX Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-214116) relating to the registration under the Securities Act of 1933 (the “Act”) of the following securities of the Company, all of which are authorized but heretofore unissued securities to be offered and sold by the Company: (i) Class A Units consisting of shares (the “Shares”) of common stock, par value $.001 per share (the “Common Stock”), and Class A Warrants to purchase Common Stock (the “Class A Warrants”) (including Shares and Class A Warrants subject to the underwriters’ over-allotment option), with such Shares and Class A Warrants to be issued separately and immediately separable upon issuance, (ii) Class B Units consisting of shares (the “Preferred Shares”) of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and Class A Warrants, with such Preferred Shares and Class A Warrants to be issued separately and immediately separable upon issuance, (iii) shares of Common Stock issuable upon conversion of the Preferred Shares (the “Conversion Shares”) and (iv) a warrant to purchase Common Stock to be issued to the representative of the underwriters (the “Representative’s Warrant” and, together with the Class A Warrants, the “Warrants”). (Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a “Rule 462(b) registration statement”) is herein referred to as the “Registration Statement.”)

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter.  In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.                                      The Shares (including any Shares registered pursuant to a Rule 462(b) registration statement) have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company (the “Board”), will be validly issued, fully paid and nonassessable.

2.                                      The Preferred Shares (including any Preferred Shares registered pursuant to a Rule 462(b) registration statement) have been duly authorized and, when the Board has taken all necessary corporate action to approve the issuance and establish the final terms of the Series A Preferred Stock, the offering thereof and related matters, including the filing of a certificate of designation relating to the Series A Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designation”), and when the Preferred Shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, will be validly issued, fully paid and nonassessable.

3.                                      The Warrants have been duly authorized and, when executed and delivered by the Company and issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.                                      The Conversion Shares have been duly authorized and, if issued on the date hereof upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, would be validly issued, fully paid and nonassessable.

Our opinion set forth in paragraph 3 above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP